Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 31, 2015 with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of Essex Rental Corp. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Essex Rental Corp. on Forms S-3 (File No. 333-138452, effective June 18, 2009 and File No. 333-171387, effective December 23, 2010) and Form S-8 (File No. 333-161322, effective August 13, 2009 and File No. 333-185567, effective December 19, 2012).

/s/ Grant Thornton LLP

Chicago, IL
March 31, 2015